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                                    FORM OF
                           DATA TRANSLATION II, INC.
                             1996 STOCK OPTION PLAN

                      NON-QUALIFIED STOCK OPTION AGREEMENT
                           For Non-Employee Directors


________ Shares                                                     ________


     Pursuant to its 1996 Stock Option Plan (the "Plan"), Data Translation II, Inc. (the "Company") hereby grants to ________ (the "Optionee") an Option to purchase on or prior to ________ (the "Expiration Date") all or any part of ________ shares of Common Stock of the Company, par value $0.01 per share ("Option Shares") at a price of $________ per share in accordance with Section 1
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hereof and subject to the terms and conditions set forth hereinafter and in the
Plan. This Option does not qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and consequently shall be treated as a non-qualified stock option for tax purposes. This Option shall be governed by the laws of Delaware.

     1.  Vesting Schedule.  Subject to the provisions of Section 4 hereof and
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Sections 5 and 8 of the Plan, this Option shall become 100% vested and
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exercisable on the first anniversary of the date of grant so long as the
Optionee continues to serve as a director of the Company on such anniversary date; provided, that if the Optionee ceases to serve as a director because the
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Optionee is "permanently and totally disabled" (as defined in Section 22(e)(3)
of the Code) or dies, this Option shall become vested and fully exercisable as of the date of cessation.

     2.  Manner of Exercise.  The Optionee may exercise this Option only in the
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following manner:  from time to time on or prior to the Expiration Date of this
Option, the Optionee may give written notice to the Company's Board of Directors (the "Board"), of his election to purchase some or all of the vested Option Shares purchasable at the time of such notice. This notice shall specify the number of shares to be purchased.

     Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (a) in cash, by certified or bank check or other instrument acceptable to the Board; (b) in the form of shares of Common Stock, par value $0.01 per share, of the Company that are not then subject to restrictions under any Company plan and that have been held by the Optionee for at least six (6) months; (c) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Board

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shall prescribe as a condition of such payment procedure; or (d) a combination of (a), (b) and (c) above. Payment instruments will be received subject to collection.

     The delivery of certificates representing the Option Shares will be contingent upon the Company's receipt from the Optionee of full payment for the Option Shares, as set forth above, and any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Option Shares to be purchased pursuant to the exercise of Options under the Plan and any subsequent resale of the shares will be in compliance with applicable laws and regulations.

     If requested upon the exercise of this Option, certificates for shares may be issued in the name of the Optionee jointly with another person or in the name of the executor or administrator of the Optionee's estate.

     Notwithstanding any other provision hereof or of the Plan, no portion of this Option shall be exercisable after the Expiration Date hereof.

     3.  Non-transferability of Option.  This Option shall not be transferable
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by the Optionee otherwise than by will or by the laws of descent and distribution, and this Option shall be exercisable, during the Optionee's lifetime, only by the Optionee. Subject to the provisions of Section 4 hereof,
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this Option may be exercised after the Optionee's death by the Optionee's personal representative or by the legatees or heirs who receive this Option by will or by the laws of descent and distribution.

     4.  Termination as Director.  If the Optionee ceases to be a director of
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the Company, the extent to which and the period within which the Option may be exercised shall be as set forth below.

          (a) Termination for Cause.  If the Optionee ceases to be a director
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          for cause (defined as a vote of two-thirds of the total votes which would be eligible to be cast by stockholders in the election of such Optionee resolving that the Optionee should be dismissed as a result of (i) conviction of a felony, (ii) declaration of unsound mind by order of court, (iii) gross dereliction of duty, (iv) commission of any action involving moral turpitude, or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results both an improper substantial personal benefit and a material injury to the Company), this Option shall immediately terminate and be of no further force and effect.

          (b) Other Termination.  If the Optionee ceases to be a director for
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          any reason other than for cause, this Option may be exercised, to the extent exercisable on the date of termination, for a period of one (1) year from the date of termination or until the Expiration Date, if earlier.

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     5.  Option Shares.  The Option Shares are Common Stock as constituted on
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the date of this Option, subject to adjustment as provided in Section 7 of the
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Plan.

     6.  Rights as a Shareholder.  The Optionee shall have no rights as a
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          shareholder with respect to any Common Stock that may be purchased by exercise of this Option unless and until a certificate or certificates representing such shares are duly issued and delivered to the Optionee. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such share certificate is issued.

     7.  The Plan.  In the event of any discrepancy or inconsistency between
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this Agreement and the Plan, the terms and conditions of the Plan shall control.

     8.  Miscellaneous.  Notices hereunder shall be mailed or delivered to the
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Company or the Board at the Company's principal place of business and shall be mailed or delivered to Optionee at the address set forth below or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

                                    DATA TRANSLATION II, INC.



                                    By
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                                        Title


     Receipt of the foregoing Option is acknowledged and its terms and conditions are hereby agreed to:



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                                                       , Optionee
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Date:
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